Exhibit 99.1

FOR IMMEDIATE RELEASE

Merrimack Pharmaceuticals Reports First Quarter 2012 Financial Results

Significant expansion in Merrimack’s pipeline over the last six months

Cambridge, Mass., May 15, 2012 — Merrimack Pharmaceuticals, Inc. (NASDAQ: MACK), a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of cancer today announced its first quarter 2012 financial results.

“Our vision is to dramatically improve the care and treatment of cancer and the past few months have been pivotal in moving us toward that mission.  We’ve been able to expand both the breadth and depth of our pipeline by initiating Phase 3 and Phase 2 studies across a number of indications and also entering MM-151 into Phase 1 testing as our fifth novel cancer therapeutic candidate in clinical development,” said Robert Mulroy, President and CEO of Merrimack.  “As we look to the future, we are pleased to have made the transition to a public company to help us pursue our vision of translating a deep pipeline of cancer product and diagnostic candidates into therapeutics that can make a big difference for cancer patients.”

Key Recent Accomplishments

Over the past six months, Merrimack has seen significant expansion in its clinical pipeline and has also achieved some important milestones, including:

•                  In November 2011, the initiation of a global Phase 3 study of MM-398 in second line metastatic pancreatic cancer;

•                  In the fourth quarter of 2011, the initiation of three Phase 2 studies of MM-121 in combination with various agents in lung, breast and ovarian cancers;

•                  In January 2012, MM-151 initiated its Phase 1 monotherapy safety study;

•                  In March 2012, a paper was published on MM-111 in the journal Molecular Cancer Therapeutics describing its rationale and its Network Biology driven development;

•                  In April 2012, Merrimack completed its initial public offering and raised over $100 million in gross proceeds;

•                  In April 2012, a paper was published on MM-302 in the journal Toxicology and Applied Pharmacology describing the preclinical work done on its cardiotoxicity profile; and

•                  In April 2012, Merrimack received a blue ribbon award at the Annual Meeting of the American Association for Cancer Research.

Upcoming Events and Milestones

Merrimack expects to present at the following investor and oncology conferences:

•                  Bank of America Merrill Lynch 2012 Health Care Conference, May 16, 2012 in Las Vegas at 8:00 a.m. (PDT);

•                  American Society of Clinical Oncology (ASCO) 2012 Annual Meeting, June 1-5, 2012 in Chicago; and

•                  Jefferies 2012 Global Healthcare Conference, June 4-7, 2012 in New York City.

Merrimack anticipates the following milestones in the next 12 months:

•                  Presentation on a Phase 1 study of MM-111 in combination with multiple agents;

•                  Presentation on a Phase 1 monotherapy study of MM-302;

•                  Phase 1 initiation for MM-141, Merrimack’s IGF signaling inhibitor;

•                  Phase 1 initiation for DX-929, an imaging diagnostic for Merrimack’s nanotherapeutics;

•                  Completion of enrollment in multiple Phase 2 trials; and

•                  Top line data announcement of multiple MM-121 Phase 2 studies.

First Quarter 2012 Financial Results and 2012 Financial Outlook

Merrimack reported a net loss of $23.4 million for the first quarter of 2012, compared to $13.5 million for the first quarter of 2011. Net loss per share available to common stockholders for the first quarter of 2012 was $2.14 per share, compared to $1.35 per share for the first quarter of 2011.

Collaboration revenues for the first quarter of 2012 were $11.3 million, compared to $6.4 million for the first quarter of 2011, an increase of $4.9 million, or 77%. This increase was a result of increases in development, milestone and manufacturing revenues recognized under the 2009 license and collaboration agreement with Sanofi for the development and commercialization of drug candidate MM-121.

Research and development expenses for the first quarter of 2012 were $31.7 million, compared to $18.0 million for the first quarter of 2011, an increase of $13.7 million, or 76%. This increase was primarily attributable to $7.3 million of increased MM-398 spending due primarily to a $5.0 million milestone payment made to PharmaEngine, Inc. in the first quarter of 2012 and costs associated with ongoing clinical trials related to that drug candidate, $4.5 million of increased spending on preclinical product candidates and other general unallocated research and development due to an increase in the number of preclinical programs in Merrimack’s pipeline and $2.2 million of increased MM-121 spending due to the initiation of four new clinical trials and increased spending on ongoing clinical trials related to that drug candidate.

General and administrative expenses for the first quarter of 2012 were $3.7 million, compared to $3.1 million for the first quarter of 2011, an increase of $0.6 million, or 19%. This increase was primarily attributable to an increase in labor and labor-related costs and an increase in costs related to Merrimack’s initial public offering, which closed in April 2012.

In April 2012, Merrimack closed the initial public offering of its common stock. Merrimack sold an aggregate of 15,042,459 shares of common stock at a public offering price of $7.00 per share, including 742,459 shares pursuant to the exercise by the underwriters of an over-allotment option. Net proceeds were approximately $100.5 million, after deducting underwriting discounts and commissions but prior to the payment of remaining offering expenses payable by Merrimack and accrued dividends on Merrimack’s Series B convertible preferred stock.

Merrimack expects its existing cash and cash equivalents on hand as of March 31, 2012, together with the net proceeds from the initial public offering, to be sufficient to fund operations into the second half of 2013.

About Merrimack

Merrimack is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines paired with companion diagnostics for the treatment of serious diseases, with an initial focus on cancer. Merrimack applies Network Biology, its proprietary systems biology-based approach to biomedical research, throughout the research and development process.  Merrimack currently has five targeted therapeutic oncology candidates in clinical development.

Investor & Media Contact:  Kathleen Petrozzelli Gallagher, Corporate Communications, Merrimack, 617-441-1043, kgallagher@merrimackpharma.com

Media Contact: Betsy Stevenson, RaymondStevenson Healthcare Communications, 860-984-1424, betsy@raymondstevenson.com

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements about Merrimack’s strategy, future operations, future financial position and future expectations and plans and prospects for Merrimack, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Merrimack’s forward-looking statements include statements about Merrimack’s vision to dramatically improve cancer care and treatment, Merrimack’s ability to translate its pipeline into therapeutics, Merrimack’s presentations at upcoming investor and oncology conferences, Merrimack’s anticipated milestones over the next 12 months and estimates regarding the sufficiency of Merrimack’s cash balance to fund operating expenses and capital expenditures. Such forward-looking statements involve substantial risks and uncertainties that could cause Merrimack’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the initiation of future clinical trials, availability of data from ongoing clinical trials, expectations for regulatory approvals, development progress of Merrimack’s companion diagnostics, and other matters that could affect the availability or commercial potential of Merrimack’s drug candidates or companion diagnostics. Merrimack undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing Merrimack’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Merrimack’s business in general, see the “Risk Factors” section of Merrimack’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 30, 2012.

MERRIMACK PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL RESULTS

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2012(1)

Collaboration revenues	$6,461	$11,344

Operating expenses:
Research and development	18,001	31,651
General and administrative	3,101	3,728

Total operating expenses	21,102	35,379

Loss from Operations	(14,641)	(24,035)

Other income and expenses	1,106	633

Net loss	(13,535)	(23,402)

Less net loss attributable to non-controlling interest	(78)	(118)

Net loss attributable to Merrimack Pharmaceuticals	$(13,457)	$(23,284)

Net loss per share attributable to common shareholders – basic and diluted	$(1.35)	$(2.14)

Weighted-average common shares used in computing net loss per share available to common stockholders – basic and diluted	11,106	11,846

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2011	March 31, 2012(1)

Cash and cash equivalents	$50,454	$30,555
Total assets	85,299	64,448
Convertible preferred stock	268,225	268,225
Common stock	118	119
Total stockholders’ deficit	(290,490)	(312,287)

CONDENSED CONSOLIDATED CASH FLOW DATA

(in thousands)

	Three Months Ended March 31,
	2011	2012(1)
Net increase (decrease) in cash and cash equivalents	$1,882	$(19,899)
Cash and cash equivalents, end of period	32,595	30,555

(1) In April 2012, Merrimack closed the initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended. Merrimack sold an aggregate of 15,042,459 shares of common stock under the registration statement at a public offering price of $7.00 per share, including 742,459 shares pursuant to the exercise by the underwriters of an over-allotment option. Net proceeds were approximately $100.5 million, after deducting underwriting discounts and commissions but prior to the payment of remaining offering expenses payable by Merrimack and accrued dividends on Merrimack’s Series B convertible preferred stock. Upon closing the initial public offering, all outstanding shares of Merrimack’s convertible preferred stock were converted into 66,255,529 shares of common stock, all outstanding warrants to purchase shares of convertible preferred stock were converted into warrants to purchase shares of common stock and approximately $4.3 million of cash dividends became payable to the holders of Series B convertible preferred stock.